Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

DaVita Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 333-169467, No. 33-84610, No. 33-83018, No. 33-99862, No. 33-99864, No. 333-01620, No. 333-34693, No. 333-34695, No. 333-46887, No. 333-75361, No. 333-56149, No. 333-30734, No. 333-30736, No. 333-63158, No. 333-42653, No. 333-86550, No. 333-86556, No. 333-144097 and No. 333-158220) and Form S-3 (No. 333-169690 and No. 333-69227) of DaVita Inc. of our reports dated February 25, 2011, with respect to the consolidated balance sheets of DaVita Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of DaVita Inc.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (included in FASB ASC Topic 810, Consolidation), on a prospective basis except for the presentation and disclosure requirements which were applied retrospectively for all periods presented effective January 1, 2009.

/s/ KPMG LLP

Seattle, Washington

February 25, 2011